Exhibit 99.1

August 12, 2015	Company Press Release	Flowers Foods (NYSE: FLO)

Flowers Foods, Inc. Announces Results for the Second Quarter 2015

New Products, Expanded Distribution and Enhanced Brand Strategy

Drive Record Second Quarter Results

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, and other bakery foods, today reported financial results for the company’s 12-week second quarter ended July 18, 2015.

Second Quarter 2015 Summary Financial Results

Compared to prior year second quarter

•	Sales(1) increased 1.8% to $889 million
•	EBITDA(2) increased 16.0% to $111 million; adjusted EBITDA(3) increased 13.0% to $113 million
•	Net income increased 23.1% to $52 million; adjusted net income(4) increased 18.4% to $53 million
•	Diluted EPS increased 20.0% to $0.24; adjusted diluted EPS(4) increased 19.0% to $0.25
•	Dividends paid increased 20.8% to $0.1450 per share

(1)	Prior period sales have been revised. See explanation in Form 10-Q which will be filed August 13, 2015 and Form 10-K filed February 25, 2015.
(2)	Earnings before Interest, Taxes, Depreciation & Amortization; see reconciliation of non-GAAP measures in the financial statements following this release.
(3)	Adjusted Earnings before Interest, Taxes, Depreciation & Amortization; see reconciliation of non-GAAP measures in the financial statements following this release.
(4)	See reconciliation of non-GAAP measures in the financial statements following this release.

Second Quarter Highlights

•	EBITDA and EPS are the highest ever recorded during the company’s second quarter.
•	For the 12-week second quarter of fiscal 2015, the increase in consolidated sales reflects a volume increase of 0.9% and a positive price/mix of 0.9%.
•	Sales in expansion markets contributed 1.1% to the overall sales increase during the quarter; driven by the acquired Hostess bread brands – Wonder, Home Pride, Merita, and Butternut.
•	The company generated $97.5 million of cash flow from operations and paid down $11.3 million of debt.

Fiscal 2015 Outlook

•	The company continues to expect 52-week fiscal 2015 sales of $3.786 billion to $3.861 billion and adjusted diluted earnings per share of $0.96 to $1.01. Capital expenditures are anticipated to be in the range of $85.0 to $95.0 million.

Segment Results for the Quarter

	12 Weeks Ended
	July 18, 2015	July 12, 2014	% Chg.
	(Amounts in millions, except EPS)
Sales:
DSD Segment:
Branded Retail	$473.2	$457.9	3.3
Store Branded Retail	116.6	120.7	(3.5)
Non-retail and Other(1)	162.2	157.7	2.8

Total DSD Sales	$752.0	$736.3	2.1

Warehouse Segment:
Branded Retail	$31.1	$30.6	1.7
Store Branded Retail	28.5	27.0	5.7
Non-retail and Other(1)	77.2	78.8	(2.1)

Total Warehouse Sales	136.8	136.4	0.3

Consolidated Sales	$888.8	$872.7	1.8

Adjusted EBITDA(2):
DSD Segment	$107.3	$93.4	14.9
% of DSD Sales	14.3%	12.7%
Warehouse Segment	17.6	17.0	3.4
% of Warehouse Sales	12.8%	12.4%
Unallocated Corporate Expense(3)	(12.1)	(10.6)	14.4

Consolidated Adjusted EBITDA(2)	$112.8	$99.8	13.0

% of Consolidated Sales	12.7%	11.4%

Adjusted diluted EPS(2)	$0.25	$0.21	19.0

Note: Amounts and percentages may not compute due to rounding.

(1)	Includes foodservice, vending, and contract manufacturing.
(2)	See reconciliations of non-GAAP measures in the financial statements following this release.
(3)	Represents the company's corporate head office amounts.

Executive Commentary:

Allen L. Shiver, president and chief executive officer, said, “Our team delivered an outstanding second quarter, with both of our operating segments posting top- and bottom-line growth. In our core markets, new products combined with our enhanced brand strategy brought consumers to our brands and improved margins. In our expansion markets, we continue to gain share with Wonder, Nature’s Own, and our other proven brands. Retail sales of our two largest cake brands, Tastykake and Mrs. Freshley’s, both posted growth, driven by the appeal of new products and expanded distribution.

“During the quarter, we also saw the benefit of our operational initiatives. Across a majority of our bakeries we realized improved manufacturing efficiencies, which, when combined with reduced input prices, drove margin expansion this quarter. This quarter, profitability at Lepage returned to more normalized levels, which also contributed to the strong margins in our DSD segment.

“Bringing a new bakery online can be challenging, but because of our experienced team’s hard work, the start up at our Lenexa, Kansas DSD segment bakery went very smoothly. Kansas City and other Midwestern expansion markets are key to our growth strategy, and with capacity closer to these markets we can better serve our independent distributors and consumers.

Shiver continued, “The record results we report today are the result of hard work from the entire Flowers team to deliver value to shareholders. Looking ahead, we have significant momentum as we continue to execute our strategy. To grow sales and attract consumers, we intend to innovate our product portfolio and leverage our strong brands. To increase margins, we will improve efficiencies and reduce our costs. And finally, we continue to seek out strategic acquisition opportunities in order to expand our brand portfolio and geographic footprint.”

DSD Segment Commentary

Of the total DSD segment sales increase, pricing/mix increased 0.7% and volume increased 1.4%. Branded retail sales were strong, primarily due to volume increases in white and soft variety breads. The increase in branded retail sales was partially offset by decreases in store branded retail due to exiting certain store branded business in the second half of fiscal 2014. The non-retail and other category posted solid volume growth, driven primarily by foodservice.

EBITDA and adjusted EBITDA margin for the DSD segment increased as a percentage of sales due to lower ingredient costs, improved manufacturing efficiencies, and cost-saving initiatives; partially offset by higher distribution costs.

Warehouse Segment Commentary

Of the Warehouse segment’s sales increase, pricing/mix increased 1.4%, while volume decreased 1.1%. Improved price/mix drove the increase in branded retail sales, and the improvement in store brand retail sales was primarily the result of higher store brand cake sales. The decision to exit the lower-margin, non-retail tortilla business in the second half of 2014 drove the decrease in the non-retail and other category.

Indicating the improved mix of business, EBITDA margin for the Warehouse segment increased as a percentage of sales primarily due to the exit from the non-retail tortilla business in the second half of fiscal 2014 and lower ingredient costs, partially offset by higher workforce-related and packaging costs.

Consolidated Results Commentary

As compared to the prior year second quarter, consolidated EBITDA and adjusted EBITDA increased. Unallocated corporate expenses were elevated during the quarter primarily due to higher consulting and legal expenses, and lower pension income; partially offset by lower stock-based compensation expense.

Interest expense declined due to lower outstanding debt balances, while a higher notes receivable balance drove an increase in interest income. Income tax expense as a percentage of pre-tax income increased slightly.

During the quarter, the company adjusted its estimate of the fair value of certain properties held for sale and identified a production line to be closed in the third quarter. As a result of these actions, the company recognized asset impairment charges during the quarter totaling $2.3 million.

Cash Flow

During the quarter, cash flow from operating activities was $97.5 million, capital expenditures were $20.6 million, and dividends paid were $30.5 million. During the quarter, the company paid down debt by $11.3 million.

Dividend

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its second quarter 2015 earnings conference call over the Internet at 8:30 a.m. (Eastern) on August 13, 2015. The call will be broadcast live on www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States, with 2014 sales of $3.75 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Marta Jones Turner (229) 227-2348; Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; (j) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, and (k) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, adjusted EBIT, adjusted EBIT margin and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions.

EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share exclude additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. None of these non-GAAP measures should be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, and may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies.

Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies.

The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA, adjusted EBITDA and adjusted net income, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin, a reconciliation of net income per diluted common share to adjusted net income per diluted common share and reconciliations of operating income (EBIT) to EBITDA by segment.

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015	July 12, 2014	July 18, 2015	July 12, 2014
Sales	$888,795	$872,791	$2,034,840	$2,026,708
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	457,253	458,019	1,043,169	1,053,896
Selling, distribution and administrative expenses	318,758	314,995	742,532	735,542
Impairment of assets	2,275	4,489	2,275	4,489
Depreciation and amortization	30,468	29,907	70,285	69,199

Income from operations (EBIT)	80,041	65,381	176,579	163,582
Interest expense, net	(860)	(1,734)	(2,442)	(4,906)

Income before income taxes (EBT)	79,181	63,647	174,137	158,676
Income tax expense	27,421	21,583	60,988	55,546

Net income	$51,760	$42,064	$113,149	$103,130

Net income per diluted common share	$0.24	$0.20	$0.53	$0.48

Diluted weighted average shares outstanding	212,872	212,919	212,798	212,906

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015	July 12, 2014	July 18, 2015	July 12, 2014
Sales:
Direct-Store-Delivery	$751,969	$736,364	$1,718,132	$1,699,486
Warehouse Delivery	136,826	136,427	316,708	327,222

	$888,795	$872,791	$2,034,840	$2,026,708

EBITDA:
Direct-Store-Delivery (1)	$105,066	$88,900	$239,440	$220,466
Warehouse Delivery	17,567	16,984	38,645	35,749
Unallocated Corporate	(12,124)	(10,596)	(31,221)	(23,434)

	$110,509	$95,288	$246,864	$232,781

Depreciation and Amortization:
Direct-Store-Delivery	$26,995	$26,487	$62,175	$61,271
Warehouse Delivery	3,591	3,524	8,371	8,180
Unallocated Corporate	(118)	(104)	(261)	(252)

	$30,468	$29,907	$70,285	$69,199

EBIT:
Direct-Store-Delivery (1)	$78,071	$62,413	$177,265	$159,195
Warehouse Delivery	13,976	13,460	30,274	27,569
Unallocated Corporate	(12,006)	(10,492)	(30,960)	(23,182)

	$80,041	$65,381	$176,579	$163,582

(1)	The 12 week and 28 week periods ended July 18, 2015 include an asset impairment charge of $2.3 million. The 12 week and 28 week periods ended July 12, 2014 include an asset impairment charge of $4.5 million.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

July 18, 2015
Assets
Cash and Cash Equivalents	$46,544
Other Current Assets	449,089
Property, Plant & Equipment, net	777,473
Distributor Notes Receivable (includes $20,699 current portion)	185,552
Other Assets	42,325
Cost in Excess of Net Tangible Assets, net	926,644

Total Assets	$2,427,627

Liabilities and Stockholders’ Equity
Current Liabilities	$310,124
Long-term Debt and Capital Leases (includes $34,180 current portion)	693,274
Other Liabilities	232,695
Stockholders’ Equity	1,191,534

Total Liabilities and Stockholders’ Equity	$2,427,627

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015	July 18, 2015
Cash flows from operating activities:
Net income	$51,760	$113,149
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	40,136	92,395
Pension contributions and changes in assets and liabilities	5,615	10,390

Net cash provided by operating activities	97,511	215,934

Cash flows from investing activities:
Purchase of property, plant and equipment	(20,590)	(40,573)
Other	12,553	7,204

Net cash disbursed for investing activities	(8,037)	(33,369)

Cash flows from financing activities:
Dividends paid	(30,496)	(59,181)
Exercise of stock options, including windfall tax benefit	974	5,096
Stock repurchases	0	(6,858)
Proceeds from debt borrowings	26,800	401,000
Debt and capital lease obligation payments	(38,100)	(469,000)
Other	(10,074)	(14,601)

Net cash disbursed for financing activities	(50,896)	(143,544)

Net increase in cash and cash equivalents	38,578	39,021
Cash and cash equivalents at beginning of period	7,966	7,523

Cash and cash equivalents at end of period	$46,544	$46,544

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015		July 12, 2014	July 18, 2015	July 12, 2014
Net income per diluted common share	$0.24		$0.20	$0.53	$0.48
Asset impairment	0.01		0.01	0.01	0.02

Adjusted net income per diluted common share	$0.25		$0.21	$0.54	$0.50

	Reconciliation of Gross Margin
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015		July 12, 2014	July 18, 2015	July 12, 2014
Sales	$888,795		$872,791	$2,034,840	$2,026,708
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	457,253		458,019	1,043,169	1,053,896

Gross Margin excluding depreciation and amortization	431,542		414,772	991,671	972,812
Less depreciation and amortization for production activities	20,184		20,506	46,812	47,419

Gross Margin	$411,358		$394,266	$944,859	$925,393

Depreciation and amortization for production activities	$20,184		$20,506	$46,812	$47,419
Depreciation and amortization for selling, distribution and administrative activities	10,284		9,401	23,473	21,780

Total depreciation and amortization	$30,468		$29,907	$70,285	$69,199

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015		July 12, 2014	July 18, 2015	July 12, 2014
Net income	$51,760		$42,064	$113,149	$103,130
Income tax expense	27,421		21,583	60,988	55,546
Interest expense, net	860		1,734	2,442	4,906
Depreciation and amortization	30,468		29,907	70,285	69,199

EBITDA	110,509		95,288	246,864	232,781
Asset impairment	2,275		4,489	2,275	4,489

Adjusted EBITDA	$112,784		$99,777	$249,139	$237,270

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015		July 12, 2014	July 18, 2015	July 12, 2014
Adjusted EBITDA	$112,784		$99,777	$249,139	$237,270
Adjustments to reconcile net income to net cash provided by operating activities	9,668		13,272	22,110	25,929
Pension contributions and changes in assets and liabilities	5,615		(34,153)	10,390	(25,347)
Income taxes	(27,421)		(21,583)	(60,988)	(55,546)
Interest expense, net	(860)		(1,734)	(2,442)	(4,906)
Asset impairment	(2,275)		(4,489)	(2,275)	(4,489)

Cash Flow From Operations	$97,511		$51,090	$215,934	$172,911

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015		July 12, 2014	July 18, 2015	July 12, 2014
Net income	$51,760		$42,064	$113,149	$103,130
Asset impairment	1,476		2,896	1,476	2,896

Adjusted net income	$53,236		$44,960	$114,625	$106,026

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015		July 12, 2014	July 18, 2015	July 12, 2014
EBIT	$78,071		$62,413	$177,265	$159,195
Asset impairment	2,275		4,489	2,275	4,489

Adjusted EBIT	80,346		66,902	179,540	163,684
Depreciation and amortization	26,995		26,487	62,175	61,271

Adjusted EBITDA	$107,341		$93,389	$241,715	$224,955

	Reconciliation of EBIT to EBITDA - Warehouse
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015		July 12, 2014	July 18, 2015	July 12, 2014
EBIT	$13,976		$13,460	$30,274	$27,569
Depreciation and amortization	3,591		3,524	8,371	8,180

EBITDA	$17,567		$16,984	$38,645	$35,749

	Reconciliation of EBIT to EBITDA - Corporate
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 18, 2015		July 12, 2014	July 18, 2015	July 12, 2014
EBIT	$(12,006)		$(10,492)	$(30,960)	$(23,182)
Depreciation and amortization	(118)		(104)	(261)	(252)

EBITDA	$(12,124)		$(10,596)	$(31,221)	$(23,434)

	Reconciliation of Earnings per Share - Full Year Fiscal 2015 Guidance
	Range Estimate
Net income per diluted common share	$0.95	to	$1.00
Asset impairment	0.01		0.01

Adjusted net income per diluted common share	$0.96	to	$1.01

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended July 18, 2015	Volume	Net Price/Mix	Total Sales Change
Direct-Store-Delivery	1.4%	0.7%	2.1%
Warehouse Delivery	-1.1%	1.4%	0.3%
Total Flowers Foods	0.9%	0.9%	1.8%

For the 28 Week Period Ended July 18, 2015	Volume	Net Price/Mix	Total Sales Change
Direct-Store-Delivery	0.7%	0.4%	1.1%
Warehouse Delivery	-3.0%	-0.2%	-3.2%
Total Flowers Foods	-0.1%	0.5%	0.4%